Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384

767 Fifth Avenue New York, NY 10153	Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2014

SECOND QUARTER RESULTS

— NET SALES IN LINE WITH EXPECTATIONS, EPS BETTER THAN ANTICIPATED —

— COMPANY REMAINS ON TRACK TO DELIVER STRONG FULL YEAR RESULTS —

New York, NY, February 5, 2014 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales for its second quarter ended December 31, 2013 of $3.02 billion, a 3% increase compared with $2.93 billion in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales increased 4%.  Net earnings for the quarter were $432.5 million, compared with $447.5 million last year, and diluted net earnings per common share were $1.09, compared with $1.13 reported in the prior year.

The fiscal 2014 second-quarter results included net adjustments associated with restructuring activities of $(3.5) million ($(2.3) million after tax), equal to $(.01) per diluted common share. The fiscal 2013 second-quarter results included returns and charges associated with restructuring activities of $14.6 million ($9.5 million after tax), equal to $.02 per diluted common share.

Excluding these restructuring activities in the second quarters of fiscal 2014 and 2013, net earnings for the three months ended December 31, 2013 were $430.2 million, and diluted net earnings per common share were $1.09, versus a comparable $1.16 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

Comparisons between the current fiscal year and the prior year second quarters were affected by the accelerated sales orders shifted into the Company’s fiscal 2013 second quarter from its third quarter in advance of the Company’s January 2013 implementation of SAP as part of its Strategic Modernization Initiative (SMI).  This amounted to approximately $94 million in sales and $78 million in operating income, equal to approximately $.13 per diluted common share.

Excluding the impact of the shift and restructuring activities, net sales in local currency and operating income for the three months ended December 31, 2013 would have increased 7% and 11%, respectively.

Additionally, in the prior-year second quarter, the Company amended the agreement related to the August 2007 sale of Rodan + Fields to receive a fixed amount in lieu of future consideration and other rights and, as a result, recognized $21.3 million as other income, equal to approximately $.04 per diluted common share.

Fabrizio Freda, President and Chief Executive Officer, said, “Our fiscal second quarter sales growth was in line with our expectations, despite softer than expected markets in some geographies. Earnings per share exceeded our forecast, due to strong results in several of our brands and high margin channels, as well as our ability to leverage costs.  These results confirm that our business strategy is sound and effective.  Adjusting for the accelerated sales orders in the prior year, our local currency sales increased more than 7%.  Underscoring our sustainable growth is our strong and diverse portfolio of brands that is balanced by geography, product category and channel.  Key drivers of our sales gains in the quarter were the United States and the United Kingdom, our luxury and makeup artist brands, and online and travel retail channels.  These factors and continued strength overall in emerging markets more than compensated for soft results in certain European countries and solid but slowing Chinese market growth.

“Our strategy prioritizes the fastest growing areas of our business to drive top-line growth and increase profitability and margins.  To achieve this, we plan to continue appropriate levels of targeted investment spending, while leveraging efficient cost management in other expense categories.  At the same time, we will bring a steady flow of new products to market and increase brand awareness by further expanding digital and social media capabilities and high-touch in-store service innovation.

“With half of our year behind us, we are narrowing our full fiscal year sales estimate to 6% to 7% in local currency, reflecting softening in some key markets. At the same time, we are reaffirming our earnings per share estimate of $2.80 to $2.87 for the full fiscal year.  Our forecast reflects our ability to leverage high growth opportunities while recognizing and navigating tougher environments to deliver our financial goals.”

The Company made further progress on its strategic goals and realized continued improvement in cost of sales. As planned, the Company increased global advertising spending versus the prior-year quarter to support its biggest innovations and certain existing products.

Results by Product Category

	Three Months Ended December 31
							Percent
			Percent Change		Operating		Change
	Net Sales		Reported	Local	Income (Loss)		Reported
(Unaudited; Dollars in millions)	2013	2012	Basis	Currency	2013	2012	Basis
Skin Care	$1,261.3	$1,279.9	(1)%	0%	$338.0	$356.7	(5)%
Makeup	1,129.1	1,049.3	8	8	248.3	226.5	10
Fragrance	477.8	458.8	4	4	60.5	77.3	(22)
Hair Care	135.1	131.9	2	3	7.7	10.1	(24)
Other	15.3	13.2	16	17	(1.7)	(2.9)	41
Subtotal	3,018.6	2,933.1	3	4	652.8	667.7	(2)
Returns and charges associated with restructuring activities	0.1	(0.1)			3.5	(14.6)
Total	$3,018.7	$2,933.0	3%	4%	$656.3	$653.1	0%

The net overall change in net sales and operating income for the quarter was unfavorably impacted by the shift last year in orders from certain retailers, due to the Company’s implementation of SAP, as previously mentioned, in the following product categories:

•                 Net sales: Skin care, approximately $48 million; makeup, approximately $32 million; fragrance, approximately $10 million; and hair care, approximately $4 million.

•                 Operating income: Skin care, approximately $40 million; makeup, approximately $26 million; fragrance, approximately $9 million; and hair care, approximately $3 million.

Excluding the impact of the shift in orders:

•                 Reported net sales in skin care, makeup, fragrance and hair care would have increased 2%, 11%, 7% and 5%, respectively.

•                 Operating results in skin care, makeup, fragrance and hair care would have increased/(decreased) 7%, 24%, (12)% and 8%, respectively.

Skin Care

•                 The skin care category is a strategic priority and the Company is well positioned to capitalize on its strong pipeline of innovative products.  The Company gained share during the quarter in this category in certain countries where its products are sold.

•                 Sales reflect the recent launches of the Company’s new Advanced Night Repair Synchronized Recovery Complex II from Estée Lauder and Dramatically Different Moisturizing Lotion + from Clinique.  Combined, sales from these launches were offset by lower sales of existing products.

•                 Continued strong growth from the Company’s luxury skin care brand, La Mer, was more than offset by lower sales of certain heritage brand products that were launched in the prior-year period.

•                 Operating income declined, including the shift, because of increased investment spending behind recent major product launches.

Makeup

•                 Higher makeup sales primarily reflected strong growth from the Company’s makeup artist brands, certain product offerings from Estée Lauder and the recent launch of All About Shadow from Clinique.

•                 Increased sales from Smashbox and the Tom Ford line of cosmetics contributed to the category’s growth.

•                 The increase in makeup operating income primarily reflected improved performance from the Company’s makeup brands.

Fragrance

•                 In fragrance, sales increases were generated from the recent launches of Estée Lauder Modern Muse and the Michael Kors Fragrance Collection.  Higher fragrance sales were also generated from luxury brands Jo Malone, including its new Peony and Blush Suede fragrance, and Tom Ford.

•                 Fragrance operating income decreased, as higher holiday marketing investments behind new launches were partially offset by the success and profitable progress of certain luxury brands.

Hair Care

•                 Hair care net sales growth was driven by Aveda, reflecting gains in the salon channel and the continued success of its Invati line of products, as well as products in its Dry Remedy and Damage Remedy franchises.

•                 The category growth also benefited from expanded global distribution, in particular to specialty-multi retailers for Bumble and bumble and to salons for Aveda.

•                 Sales declined at Bumble and bumble, primarily due to lower salon sales.  Ojon sales decreased, primarily due to its exit from the direct response television channel.

•                 Hair care operating income decreased, including the shift, due, in part, to additional investments related to expanded distribution and an increase in advertising expenses.

Results by Geographic Region

	Three Months Ended December 31
							Percent
			Percent Change		Operating		Change
	Net Sales		Reported	Local	Income (Loss)		Reported
(Unaudited; Dollars in millions)	2013	2012	Basis	Currency	2013	2012	Basis
The Americas	$1,194.6	$1,140.2	5%	6%	$152.2	$132.1	15%
Europe, the Middle East & Africa	1,181.0	1,105.3	7	6	332.4	324.6	2
Asia/Pacific	643.0	687.6	(6)	(3)	168.2	211.0	(20)
Subtotal	3,018.6	2,933.1	3	4	652.8	667.7	(2)
Returns and charges associated with restructuring activities	0.1	(0.1)			3.5	(14.6)
Total	$3,018.7	$2,933.0	3%	4%	$656.3	$653.1	0%

In the quarter, the net overall change in net sales and operating income in the Company’s geographic regions was unfavorably impacted by the shift last year in orders from certain retailers as previously mentioned, as follows:

•                 Net sales: the Americas, approximately $29 million; Europe, the Middle East & Africa, approximately $15 million; and Asia/Pacific, approximately $50 million.

•                 Operating income: the Americas, approximately $23 million; Europe, the Middle East & Africa, approximately $12 million; and Asia/Pacific, approximately $43 million.

Excluding the impact of the shift in orders:

•                 Reported net sales in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased 8%, 8% and 1%, respectively.

•                 Operating income in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased 40%, 6% and 0%, respectively.

The Americas

•                 Net sales in the United States increased, reflecting growth from certain of the Company’s makeup artist and luxury brands, partially offset by declines at certain heritage brands. Sales of the Company’s online business grew double digits.

•                 Double-digit sales growth was recorded in Latin America, due, in part, to price increases in Venezuela as a result of rising inflation.  Net sales in Canada declined.

•                 Operating income in the Americas rose, reflecting the increased sales and a more measured approach to spending.  Partially offsetting these higher results were an increase in investment spending and an adjustment made in the prior-year period related to the overstatement of accounts payable balances.

Europe, the Middle East & Africa

•                 In constant currency, net sales increased in each product category and in the majority of countries in the region.  The Company estimates that it continued to outperform prestige beauty in many markets.

•                 The net sales increase was led by double-digit growth in a number of areas, including the Company’s travel retail business, Russia, South Africa, Turkey and Israel, and high-single-digit growth in the United Kingdom.

•                 Sales were lower in certain European countries where the retail environment continues to be challenging.  Lower net sales in Switzerland, the Nordic countries and France were due, in part, to the accelerated retailer orders, as previously discussed.

•                 The Company’s net sales growth in travel retail primarily reflected a stronger retail environment for the Company’s products, particularly luxury brands, an increase in global airline passenger traffic and expanded distribution.

•                 Operating income increased, as higher results from the United Kingdom, Russia, the Company’s travel retail business, Israel and Iberia were partially offset by lower operating results in Switzerland and Italy.

Asia/Pacific

•                 Net sales decreased in the region, primarily reflecting lower local currency sales in China, Taiwan and Korea.  The sales decline in China and Taiwan reflect the accelerated retailer orders, as previously discussed.

•                 The Company’s strongest local currency growth was generated in Australia, Japan, Hong Kong and the Philippines.

•                 Net sales in China included sales to new consumers in expanded distribution in tier three cities and new skin care product launches.

•                  The lower sales in Korea reflected continuing difficult economic conditions and competitive pressures.  The Company expects to see continued weakness in prestige beauty in Korea, albeit at a more moderate pace.

•                  The Company estimates that it gained share in certain countries, including China, within its points of distribution during the quarter.

•                  In Asia/Pacific, operating income declined, with China, Hong Kong and Taiwan reporting double-digit decreases, primarily reflecting the impact from the accelerated retailer orders.  Lower operating results were also posted in Japan and Thailand, partially offset by higher results in Korea and Australia.

Six-Month Results

•                  For the six months ended December 31, 2013, the Company reported net sales of $5.69 billion, a 4% increase from $5.48 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 5%.  In local currency, net sales grew in each of the Company’s geographic regions and major product categories.

•                  The Company reported net earnings of $733.2 million for the six months ended December 31, 2013, compared with $747.0 million in the same period last year.  Diluted net earnings per common share for the six months ended December 31, 2013 was $1.86 compared with $1.89 reported in the prior-year period.

•                  The fiscal 2014 six-month results comparison was unfavorably impacted by the acceleration of sales orders from certain retailers, as previously discussed.

•                  The fiscal 2014 six-month results included net adjustments associated with restructuring activities of $(2.3) million ($(1.4) million after tax).

•                  The fiscal 2013 six-month results included returns and charges associated with restructuring activities of $15.0 million ($9.9 million after tax), equal to $.03 per diluted common share.  Additionally, during the six months ended December 31, 2012, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due 2013.  As a result, the Company recorded a pre-tax charge of $19.1 million ($12.2 million after tax), for the extinguishment of debt, equal to $.03 per diluted common share.

•                  Excluding these returns and charges, net earnings for the six months ended December 31, 2013 were $731.8 million and diluted net earnings per common share were $1.85, versus a comparable $1.95 in the prior-year period.

•                  Excluding the impact of the shift and restructuring activities, net sales in local currency and operating income for the six months ended December 31, 2013 would have increased 7% and 3%, respectively.

Cash Flows

•                  For the six months ended December 31, 2013, net cash flows provided by operating activities increased 19% to $782.4 million, compared with $655.1 million in the prior-year period.

•                  The increase primarily reflected a net increase in cash from certain working capital components.

Outlook for Fiscal 2014 Third Quarter and Full Year

The Company expects global prestige beauty to rise approximately 3% to 4%, tempered by continued weakness in certain European countries and Korea, as well as a slowing of the near-term growth trend in China and Hong Kong.  The Company continues to expect prestige beauty growth in the U.S., but at a slower pace than in fiscal 2013.  Additionally, the Company is monitoring the ongoing macroeconomic uncertainties in Venezuela and the potential devaluation of the bolivar fuerte, as well as unfavorable currencies in certain emerging countries.  The Company expects to further improve its gross and operating margins by leveraging its strong sales growth and successful advertising strategy, while continuing to reduce non-value-added costs.

The Company expects its strong sales growth trend to continue throughout the remainder of the fiscal year.  The Company’s third quarter estimates reflect the cadence of innovation and related marketing spending, and the market softness mentioned above.

Third Quarter Fiscal 2014

•                  Net sales are forecasted to grow between 10% and 11% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 1% to 2% versus the prior-year period.

•                  The Company expects to increase advertising spending in the quarter to support major new product launch activity, which is expected to continue to build sales momentum in the coming quarters.

•                  Diluted net earnings per share are projected to be between $.52 and $.55.

•                  Comparisons with the current fiscal year third quarter will be favorably affected by the accelerated sales orders shifted into the Company’s fiscal 2013 second quarter from its third quarter in advance of the Company’s January 2013 implementation of SAP.  This amounted to approximately $94 million in sales and about $78 million in operating income, equal to approximately $.13 per diluted common share.  Adjusting for the shift, sales growth for the fiscal 2014 third quarter is expected to be between 6% and 7% in local currency.

Full Year Fiscal 2014

•                  Net sales are forecasted to grow between 6% and 7% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by 1% to 2% versus the prior-year period.

•                  Diluted net earnings per share continue to be projected between $2.80 to $2.87.  The 1% to 2% negative currency impact on the sales growth equates to about $.05 of earnings per share.

•                  A potential devaluation of the Venezuelan bolivar is not included in the Company’s full year forecast.  A hypothetical 45% devaluation to a rate of approximately 11 bolivars to the U.S. dollar could result in a remeasurement loss to the Company of approximately $20 million to $27 million, after tax, depending on both the timing and level of the occurrence.

The Company expects to roll out the last major wave of SMI in July 2014 in certain of its locations.  As a result, some retailers may accelerate sales orders that the Company believes would normally occur in its fiscal 2015 first quarter into the fiscal 2014 fourth quarter, in advance of this implementation to provide adequate safety stock to mitigate any potential short-term business interruption associated with the SMI rollout.  The Company’s fiscal 2014 full year outlook does not include the impact of this potential shift.  The Company will provide an estimate of the sales and operating income impact of the shift when it reports its fiscal third quarter results.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 5, 2014 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 31881764).  The call will also be webcast live at http://investors.elcompanies.com.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2014 Third Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty, Osiao, Marni and Tory Burch.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Six Months Ended
	December 31		Percent	December 31		Percent
	2013	2012	Change	2013	2012	Change
Net Sales (A)	$3,018.7	$2,933.0	3%	$5,693.7	$5,482.5	4%
Cost of Sales	581.6	568.0		1,125.7	1,107.2
Gross Profit	2,437.1	2,365.0	3%	4,568.0	4,375.3	4%

Gross Margin	80.7%	80.6%		80.2%	79.8%

Operating expenses:
Selling, general and administrative	1,784.2	1,698.6		3,464.4	3,226.5
Restructuring and other charges (A)	(3.4)	13.3		(2.2)	13.7
	1,780.8	1,711.9	4%	3,462.2	3,240.2	7%

Operating Expense Margin	59.0%	58.3%		60.8%	59.1%

Operating Income	656.3	653.1	0%	1,105.8	1,135.1	(3)%

Operating Income Margin	21.7%	22.3%		19.4%	20.7%

Interest expense, net	12.4	13.4		25.9	29.2
Interest expense on debt extinguishment (B)	—	—		—	19.1
Other income (C)	—	21.3		—	23.1
Earnings before Income Taxes	643.9	661.0	(3)%	1,079.9	1,109.9	(3)%

Provision for income taxes	208.7	211.6		342.9	360.9
Net Earnings	435.2	449.4	(3)%	737.0	749.0	(2)%

Net earnings attributable to noncontrolling interests	(2.7)	(1.9)		(3.8)	(2.0)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$432.5	$447.5	(3)%	$733.2	$747.0	(2)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.11	$1.16	(4)%	$1.89	$1.93	(2)%
Diluted	1.09	1.13	(4)%	1.86	1.89	(2)%

Weighted average common shares outstanding:
Basic	388.3	387.4		388.1	387.6
Diluted	395.4	394.7		395.1	395.1

(A) During the second quarter of fiscal 2013, the Company closed its multi-faceted cost savings program implemented in February 2009 (the “Program”) and will continue to execute all remaining initiatives through fiscal 2014.  The impact of returns, charges and adjustments related to the Program for each fiscal period are set forth in tables that follow these notes.

(B) In the first quarter of fiscal 2013, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due November 1, 2013.  As a result, the Company recorded a pre-tax charge of $19.1 million.

(C) In December 2012, the Company amended the agreement related to the August 2007 sale of Rodan + Fields to receive a fixed amount in lieu of future contingent consideration and other rights.  As a result of the amended agreement, the Company recognized $21.3 million, equal to $.04 per diluted common share, as other income in the consolidated statement of earnings for the three months ended December 31, 2012.

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Six Months Ended December 31
							Percent
			Percent Change		Operating		Change
	Net Sales		Reported	Local	Income (Loss)		Reported
	2013	2012	Basis	Currency	2013	2012	Basis
Results by Geographic Region
The Americas	$2,397.0	$2,322.3	3%	4%	$308.2	$304.4	1%
Europe, the Middle East & Africa	2,072.2	1,930.2	7	6	513.2	521.5	(2)
Asia/Pacific	1,224.4	1,230.1	0	3	282.1	324.2	(13)
Subtotal	5,693.6	5,482.6	4	5	1,103.5	1,150.1	(4)
Returns and charges associated with restructuring activities	0.1	(0.1)			2.3	(15.0)
Total	$5,693.7	$5,482.5	4%	5%	$1,105.8	$1,135.1	(3)%

Results by Product Category
Skin Care	$2,432.3	$2,393.4	2%	3%	$579.6	$615.7	(6)%
Makeup	2,130.1	2,009.7	6	7	414.6	387.8	7
Fragrance	845.2	806.4	5	5	97.4	130.7	(25)
Hair Care	259.9	245.8	6	7	16.1	20.8	(23)
Other	26.1	27.3	(4)	(4)	(4.2)	(4.9)	14
Subtotal	5,693.6	5,482.6	4	5	1,103.5	1,150.1	(4)
Returns and charges associated with restructuring activities	0.1	(0.1)			2.3	(15.0)
Total	$5,693.7	$5,482.5	4%	5%	$1,105.8	$1,135.1	(3)%

THE ESTÉE LAUDER COMPANIES INC.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities, the extinguishment of debt and the accelerated orders associated with the Company’s SMI rollout.  The following are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the charges associated with restructuring activities, the extinguishment of debt and the accelerated orders.  The Company uses these non-GAAP financial measures, among other things, to evaluate its operating performance and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Three Months Ended
	December 31, 2013			December 31, 2012			% Change
			Before			Before	versus Prior
		Returns/	Returns/		Returns/	Returns/	Year Before
	As Reported	Charges	Charges	As Reported	Charges	Charges	Returns/Charges
Net Sales	$3,018.7	$(0.1)	$3,018.6	$2,933.0	$0.1	$2,933.1	3%
Cost of sales	581.6	0.0	581.6	568.0	(1.2)	566.8

Gross Profit	2,437.1	(0.1)	2,437.0	2,365.0	1.3	2,366.3	3%
Gross Margin	80.7%		80.7%	80.6%		80.7%

Operating expenses	1,780.8	3.4	1,784.2	1,711.9	(13.3)	1,698.6	5%
Operating Expense Margin	59.0%		59.1%	58.3%		57.9%

Operating Income	656.3	(3.5)	652.8	653.1	14.6	667.7	(2)%
Operating Income Margin	21.7%		21.6%	22.3%		22.8%

Provision for income taxes	208.7	(1.2)	207.5	211.6	5.1	216.7
Net Earnings Attributable to The Estée Lauder Companies Inc.	432.5	(2.3)	430.2	447.5	9.5	457.0	(6)%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.09	(.01)	1.09	1.13	.02	1.16	(6)%

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

(Unaudited; In millions, except per share data and percentages)

	Six Months Ended December 31, 2013			Six Months Ended December 31, 2012
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$5,693.7	$(0.1)	$5,693.6	$5,482.5	$0.1	$5,482.6	4%
Cost of sales	1,125.7	0.0	1,125.7	1,107.2	(1.2)	1,106.0

Gross Profit	4,568.0	(0.1)	4,567.9	4,375.3	1.3	4,376.6	4%
Gross Margin	80.2%		80.2%	79.8%		79.8%

Operating expenses	3,462.2	2.2	3,464.4	3,240.2	(13.7)	3,226.5	7%
Operating Expense Margin	60.8%		60.8%	59.1%		58.9%

Operating Income	1,105.8	(2.3)	1,103.5	1,135.1	15.0	1,150.1	(4)%
Operating Income Margin	19.4%		19.4%	20.7%		20.9%

Interest expense on debt extinguishment	—	—	—	19.1	(19.1)	—

Provision for income taxes	342.9	(0.9)	342.0	360.9	12.0	372.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	733.2	(1.4)	731.8	747.0	22.1	769.1	(5)%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.86	(.00)	1.85	1.89	.06	1.95	(5)%

THE ESTÉE LAUDER COMPANIES INC.

As part of the Company’s Strategic Modernization Initiative, the Company anticipates the continued migration of its operations to SAP-based technologies, with the majority of its locations being enabled through calendar 2014.  As a result, the Company has experienced, and may continue to experience, fluctuations in its net sales and operating results resulting from accelerated orders from certain of its retailers to provide adequate safety stock to mitigate any potential short-term business interruption associated with the SMI rollout.  In particular, approximately $94 million of accelerated orders were recorded as net sales in the fiscal 2013 second quarter that likely would have occurred in the fiscal 2013 third quarter.

This action created a difficult comparison between the fiscal 2014 and fiscal 2013 second quarters of approximately $94 million in net sales and approximately $78 million in operating income, equal to $.13 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions of the quarterly results in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales and operating results of its business.

Excluding the impact of the accelerated orders, the charges associated with restructuring activities and the extinguishment of debt, net sales and operating income for the three months ended December 31, 2013 would have increased 6% and 11%, respectively.  For the six months ended December 31, 2013, net sales and operating income would have increased 6% and 3%, respectively.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31, 2013				Three Months Ended December 31, 2012
	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	% Change versus Prior Year Before Charges/SAP
Net Sales	$3,018.7	$(0.1)	$—	$3,018.6	$2,933.0	$0.1	$(94.3)	$2,838.8	6%
Cost of sales	581.6	0.0	—	581.6	568.0	(1.2)	(16.2)	550.6

Gross Profit	2,437.1	(0.1)	—	2,437.0	2,365.0	1.3	(78.1)	2,288.2	7%
Gross Margin	80.7%			80.7%	80.6%			80.6%

Operating expenses	1,780.8	3.4	—	1,784.2	1,711.9	(13.3)	—	1,698.6	5%
Operating Expense Margin	59.0%			59.1%	58.3%			59.8%

Operating Income	656.3	(3.5)	—	652.8	653.1	14.6	(78.1)	589.6	11%
Operating Income Margin	21.7%			21.6%	22.3%			20.8%

Provision for income taxes	208.7	(1.2)	—	207.5	211.6	5.1	(25.0)	191.7
Net Earnings Attributable to The Estée Lauder Companies Inc.	432.5	(2.3)	—	430.2	447.5	9.5	(53.1)	403.9	7%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.09	(.01)	—	1.09	1.13	.02	(.13)	1.02	6%

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

(Unaudited; In millions, except per share data and percentages)

	Six Months Ended December 31, 2013				Six Months Ended December 31, 2012				% Change
	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	versus Prior Year Before Charges/SAP
Net Sales	$5,693.7	$(0.1)	$—	$5,693.6	$5,482.5	$0.1	$(94.3)	$5,388.3	6%
Cost of sales	1,125.7	0.0	—	1,125.7	1,107.2	(1.2)	(16.2)	1,089.8

Gross Profit	4,568.0	(0.1)	—	4,567.9	4,375.3	1.3	(78.1)	4,298.5	6%
Gross Margin	80.2%			80.2%	79.8%			79.8%

Operating expenses	3,462.2	2.2	—	3,464.4	3,240.2	(13.7)	—	3,226.5	7%
Operating Expense Margin	60.8%			60.8%	59.1%			59.9%

Operating Income	1,105.8	(2.3)	—	1,103.5	1,135.1	15.0	(78.1)	1,072.0	3%
Operating Income Margin	19.4%			19.4%	20.7%			19.9%

Interest expense on debt extinguishment	—	—	—	—	19.1	(19.1)	—	—

Provision for income taxes	342.9	(0.9)	—	342.0	360.9	12.0	(25.0)	347.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	733.2	(1.4)	—	731.8	747.0	22.1	(53.1)	716.0	2%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.86	(.00)	—	1.85	1.89	.06	(.13)	1.81	2%

The impact of accelerated orders from certain retailers associated with the Company’s implementation of SAP on net sales and operating results by product category and geographic region is as follows:

	Three Months Ended December 31, 2012
(Unaudited; In millions)	Net Sales	Operating Results
Product Category:
Skin Care	$48	$40
Makeup	32	26
Fragrance	10	9
Hair Care	4	3
Other	—	—
Total	$94	$78

Region:
The Americas	$29	$23
Europe, the Middle East & Africa	15	12
Asia/Pacific	50	43
Total	$94	$78

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31 2013	June 30 2013	December 31 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,748.0	$1,495.7	$1,323.6
Accounts receivable, net	1,501.0	1,171.7	1,531.7
Inventory and promotional merchandise, net	1,145.9	1,113.9	994.1
Prepaid expenses and other current assets	530.7	515.9	491.6
Total Current Assets	4,925.6	4,297.2	4,341.0

Property, Plant and Equipment, net	1,395.4	1,350.7	1,301.6
Other Assets	1,520.2	1,497.3	1,527.5
Total Assets	$7,841.2	$7,145.2	$7,170.1

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$15.9	$18.3	$26.0
Accounts payable	493.3	481.7	345.7
Other current liabilities	1,529.9	1,434.6	1,680.5
Total Current Liabilities	2,039.1	1,934.6	2,052.2

Noncurrent Liabilities
Long-term debt	1,322.9	1,326.0	1,330.1
Other noncurrent liabilities	596.1	582.7	664.7
Total Noncurrent Liabilities	1,919.0	1,908.7	1,994.8

Total Equity	3,883.1	3,301.9	3,123.1
Total Liabilities and Equity	$7,841.2	$7,145.2	$7,170.1

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended December 31
	2013	2012
Cash Flows from Operating Activities
Net earnings	$737.0	$749.0
Depreciation and amortization	184.4	156.8
Deferred income taxes	(18.3)	(22.3)
Other items	97.5	69.9
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(318.4)	(444.9)
Decrease (increase) in inventory and promotional merchandise, net	(12.9)	11.7
Increase in other assets, net	(44.8)	(31.5)
Increase in accounts payable and other liabilities	157.9	166.4
Net cash flows provided by operating activities	$782.4	$655.1

Capital expenditures	$216.9	$205.4
Payments to acquire treasury stock	204.9	326.5
Dividends paid	148.4	279.5

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